Exhibit 10.1
April 11, 2008
Lawrence Blatt, Ph.D.
10 Shoreview Drive
San Francisco, CA 94121
PERSONAL AND CONFIDENTIAL
     Re: Separation from Employment
Dear Larry:
     This letter, upon Your signature, will constitute the agreement between Lawrence Blatt (“You” or “Your”) and InterMune, Inc. (“InterMune” and/or the “Company”) regarding the terms of Your separation from employment with InterMune.
     1. Your employment with InterMune will end on May 16, 2008 (the “Separation Date”). You will receive all salary and accrued vacation pay due You through the Separation Date.
     2. You affirm that as of the Separation Date, You will return to InterMune any and all property in Your possession or control belonging to InterMune, as well as any proprietary information You have about InterMune’s practices; procedures; customers; products; trade secrets; information technology; and technical, clinical and other data in accordance with the terms of the Proprietary Information and Inventions Agreement You signed with InterMune on May 1, 2002 (the “PIIA”). Excluded from this obligation are: (a) the Type 1 alpha interferon technology transferred to You by InterMune with the express consent of InterMune’s Board of Directors, pursuant to the Assignment, Settlement and Mutual Release Agreement, executed by the parties as of January 20, 2006; (b) the advancement of glycosylated Type 1 interferon and/or activators of innate immunity (e.g., RNase L and protein Kinase R); and (c) all of the inventions or improvements listed in Exhibit B of the PIIA. You understand and agree that following Your separation from employment with the Company You continue to be bound by the terms of the PIIA. For Your reference, a copy of that agreement is attached.
     3. For a period of two (2) years from the Separation Date, InterMune agrees to make available to You one sample of each and every non-proprietary, public domain cell line that You brought with You to InterMune or that was sent to You by a professional colleague during the course of Your employment with InterMune.
     4. Upon the Effective Date of this Separation Agreement (as that term is defined in Paragraph 19 below), InterMune will pay You separation pay equal to twelve (12) months’ salary at Your final rate of pay, for total gross separation pay of Three Hundred Twenty Eight

Lawrence Blatt, Ph.D.
April 11, 2008

Thousand One Hundred One Dollars and Forty Five Cents ($328,101.45), less all required deductions (the “Separation Payment”). The Separation Payment will be made by check in two (2) gross payments of One Hundred Sixty Four Thousand Fifty Dollars and Seventy Two Cents ($164,050.72) each. These payments will be made on the following dates: (a) the Effective Date of this Separation Agreement, and (b) January 2, 2009. The Separation Payment is contingent upon Your compliance with the terms of this Separation Agreement, and will not be affected by any change in control of InterMune that occurs on or before January 2, 2009.
     5. Under separate cover, You will receive notice of Your right to continue Your health insurance under COBRA. To the extent that You have such rights, nothing in this Separation Agreement is intended to impair those rights. As part of the consideration for this Agreement, InterMune agrees to pay Your monthly COBRA premiums through May 31, 2009, or until You become eligible for employer-provided health insurance similar to that offered by InterMune, whichever occurs first (the “COBRA Payments”). You agree to inform InterMune immediately upon becoming eligible for such employer-provided health insurance.
     6. Your exercise period for vested options granted to You during Your employment pursuant to InterMune’s Stock Option Plans will be extended from a period of Ninety (90) days after the Separation Date until December 31, 2008 (the “Option Exercise Extension”). On or before the Separation Date, You will notify InterMune which of your vested but unexercised options will be subject to the Option Exercise Extension.
     7. In consideration of the Separation Payment, the COBRA Payments, the Option Exercise Extension, and other good and valuable consideration, receipt of which You hereby acknowledge, You waive and release and promise never to assert any and all claims that You have or might have against InterMune, and its current and former officers, directors, shareholders, agents, attorneys, employees, successors, assigns, parents, affiliates and subsidiaries, arising from or related to Your employment with InterMune and/or Your separation from Your employment with InterMune, that exist or may exist as of the Separation Date.
          Similarly, InterMune, and its current and former officers, directors, shareholders, agents, attorneys, employees, successors, assigns, parents, affiliates and subsidiaries, waives and releases and promises never to assert any and all claims that it has or might have against You, and Your current and former agents or attorneys, arising from or related to Your employment with InterMune and/or Your separation from Your employment with InterMune, that exist or may exist as of the Separation Date.
          The claims released by the parties include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act

Lawrence Blatt, Ph.D.
April 11, 2008

of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Age Discrimination in Employment Act, and the law of contract and tort.
     8. The parties waive and release and promise never to assert any such claims, even if the parties do not believe that such claims exist. The parties therefore waive their respective rights under section 1542 of the California Civil Code, if applicable, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.
     9. The parties agree to sign a reaffirmation of this Separation Agreement, in the form attached to this Agreement as Appendix A, upon your Separation Date.
     10. You and InterMune agree to discuss in good faith the terms and conditions of an ongoing consulting relationship and to sign, simultaneously with this Separation Agreement, a separate and legally binding letter of intent setting forth the minimum terms that the parties agree must be included in a Consulting Agreement. The parties agree to finalize a Consulting Agreement on or before the Separation Date. You and the Company acknowledge and further agree that the scope and the nature of projects upon which You will continue to consult pursuant to the Consulting Agreement will be mutually agreed in good faith on or before the Separation Date, and that InterMune will provide You with the use of tools reasonably required to perform Your responsibilities under the Consulting Agreement, e.g., a laptop computer.
     11. InterMune agrees, consistent with accepted conventions regarding authorship for scientific publications, to include You as a co-author on any publications arising from research in which You were directly involved while an InterMune employee, specifically including but not limited to, publications arising out of preclinical or clinical data generated by the ITMN-191 project.
     12. Unless required or otherwise permitted by law, You will not disclose to others any information regarding any proprietary information regarding InterMune’s practices, procedures, clients, trade secrets, and technical and other data subject to the PIIA. Excluded from this obligation is any information related to: (a) the Type 1 alpha interferon technology transferred to You by InterMune with the express consent of InterMune’s Board of Directors, pursuant to the Assignment, Settlement and Mutual Release Agreement, executed by the parties as of January 20, 2006; (b) the advancement of glycosylated Type 1 interferon and/or activators of innate

Lawrence Blatt, Ph.D.
April 11, 2008

immunity (e.g., RNase L and protein Kinase R); and (c) all of the inventions or improvements listed in Exhibit B of the PIIA.
     13. As of the date You sign this Separation Agreement, You agree to refrain from making any statement, whether oral or written, that is disparaging of InterMune, its employees, executives, officers and directors, and its products and services. Similarly, InterMune, through its officers, executives, directors, and members of its Operating Committee, agrees to refrain making any statement, whether oral or written, that is disparaging of You or Your services.
     14. You also agree that for a period of one (1) year following Your Separation Date, You will not solicit any InterMune employee to leave his or her employment with InterMune in order to begin employment or a consulting or independent contractor relationship with You or with an entity of which you are a majority shareholder or a full-time employee. In addition, InterMune agrees that for a period of one (1) year, it will not solicit any employee who works for You or for an entity of which you are a majority shareholder to leave his or her employment to begin employment or a consulting or independent contractor relationship with InterMune. For purposes of this Paragraph, the term “solicit” shall not include responses either InterMune or You receive from anyone in response to job advertisements nor shall the term “solicit” include any inquiries regarding job openings received by InterMune or You from anyone with whom there was no previous contact.
     15. In the event that You breach any of Your obligations under this Separation Agreement or as otherwise imposed by law, InterMune will be entitled to cease making any payments due on or after the date of the breach, and to seek any and all other legal or equitable remedies, including injunctive relief. In the event of any breach of InterMune’s obligations under this Separation Agreement or as otherwise imposed by law, You will be immediately released, effective from the date of the breach, from any and all continuing obligations under this Separation Agreement and will be entitled to revoke Your release of claims as outlined in paragraphs 7 and 8 above. In addition, You will be entitled to an acceleration of payments under the Consulting Agreement as described in the Consulting Agreement in the event of any breach of InterMune’s obligations under this Separation Agreement or as otherwise imposed by law.
     16. After the Effective Date, as defined in Paragraph 19 below, this Separation Agreement shall be fully enforceable and irrevocable.
     17. The parties agree that they will maintain the terms of this Separation Agreement in confidence and shall not disclose the terms hereof except in confidence to their legal counsel, tax accountant, or as required by law. You may also disclose the terms of this Separation Agreement to Your immediate family members.

Lawrence Blatt, Ph.D.
April 11, 2008

     18. Before dissemination to the public, InterMune shall provide to You the contents of any oral or written message concerning Your employment with InterMune and/or the termination of Your employment. The parties will meet and confer on any modifications to same. Any such message shall not be disseminated without Your approval and consent.
     19. The following is required by the Older Workers Benefit Protection Act:
     (a) You have twenty-one days in which to accept the terms of this Separation Agreement, although You may accept the agreement at any time within those twenty-one days.
     (b) After You accept this Separation Agreement, You will still have seven days in which to revoke Your acceptance. To revoke, You must send a written letter of revocation to InterMune, return receipt requested, within the seven-day revocation period. If You do not revoke, the eighth day after Your acceptance of this Separation Agreement will be the “Effective Date” of this Agreement.
     (c) You are advised to consult with an attorney of Your choice regarding this Separation Agreement.
     Larry, I am pleased that we can part ways on amicable terms. InterMune and I thank you for your service to the Company and wish you every success in your future endeavors.

Sincerely,
/s/ Daniel G. Welch
Daniel G. Welch
President and Chief Executive Officer

By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully, that I have read this agreement and understand the terms of the agreement, and that I voluntarily agree to those terms.

Dated: April 11, 2008	/s/Lawrence Blatt
Lawrence Blatt, Ph.D.

Lawrence Blatt, Ph.D.
April 11, 2008

Appendix A
Reaffirmation of Separation Agreement as of Separation Date
     The parties hereby reaffirm in all respects the terms of the Separation Agreement between InterMune, Inc. and Lawrence Blatt, Ph.D. dated April 11, 2008 (including the terms of the mutual and general release of claims contained therein), and agree to be fully bound by its terms.

Dated:

Lawrence Blatt, Ph.D.

Dated:	INTERMUNE, INC.

By:

Its: